10f-3 Report

VARIABLE ANNUITY PORTFOLIO

sMITH BARNEY SMALL CAP GROWTH OPPORTUNITIES PORTFOLIO

January 1, 2005 through June 30, 2005



Issuer

GFI Group Inc.
FTD Group, Inc.
Alpha Natural Resources, Inc.
Wright Express

Trade Date

1/25/2005
2/8/2005
2/14/2005
2/15/2005

Selling Dealer

Merrill Lynch
Goldman Sachs
Morgan Stanley
JP Morgan

Price

$21.000
$13.000
$19.000
$18.000

Trade Amount

$500.00
$900.00
$7,900.00
$15,200.00

% Received by Fund

0.009%
0.007%
0.027%
0.038%

% of Issue(1)

0.213%(A)
0.191%(B)
0.461%(C)
2.978%(D)



(1) Represents purchases by all
    affiliated funds and discretionary accounts;
    may not exceed 25% of the principal amount of the offering.

A - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $12,000.

B - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $24,100.

C - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $128,200.

D - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $1,176,100.